  Exhibit 15.4

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO ● MONTREAL

November 21, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for LiveReel Media Corporation and under the date of February 18, 2016, we reported on the consolidated financial statements of LiveReel Media Corporation as of and for the years ended June 30, 2015 and 2014. We have read LiveReel Media Corporation’s statements included under Item 16F of its Form 20-F dated November 21, 2016, and we agree with such statements.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants

/s/SCHWARTZ LEVITSKY FELDMAN LLP

Per: Warren Goldberg, CPA, CA
        Partner

WG/cc

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